Exhibit 23.2

                      CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated May 6, 2004, pertaining to the Amended and Restated NTL 2004 Stock Incentive Plan, the NTL Group 2004 Bonus Scheme, and the NTL Incorporated Sharesave Plan of NTL Incorporated (formerly NTL Communications Corp.) of our report dated March 3, 2004, with respect to the consolidated financial statements and schedules of NTL Incorporated (formerly NTL Communications Corp.), and subsidiaries, and its predecessor included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

London, United Kingdom
May 5, 2004